EXHIBIT 10.5
Universal Compression Partners, L.P.
Long-Term Incentive Plan
Form of
Amendment to Grant of Options
     THIS AMENDMENT TO GRANT OF OPTIONS (the “Amendment”) is entered into and effective as of ___, 2007, by and between UCO GP, LLC, on behalf of UCO General Partner, LP (the “Company”), and ___(the “Grantee”).
W I T N E S S E T H:
     WHEREAS, the Company granted to Grantee Options to purchase all or any part of ___common units representing limited partner interests in Universal Compression Partners, L.P. on the terms and conditions set forth in an Award Agreement, with a grant date of ___(“Agreement”), a copy of which is attached hereto, and subject to the terms and conditions of the Universal Compression Partners, L.P. Long-Term Incentive Plan (the “Plan”), which is incorporated herein by reference as a part of the Agreement; and
     WHEREAS, pursuant to Section 11 of the Agreement, the Company and the Grantee desire to amend the Agreement to make certain changes with regard to the termination provisions thereof;
     NOW, THEREFORE, effective as of the date hereof, the parties agree to amend the Agreement as follows:
     1. Paragraphs 3(c) and 3(d) of the Agreement are renumbered as paragraphs 3(d) and 3(e) and the Agreement is amended to add the following new paragraph 3(c) thereto:
     “(c) Termination Without Cause. If your employment with the Company is terminated without Cause (as defined below) prior to the vesting date, your Options shall continue to vest following your termination date and, upon the vesting date of January 1, 2009, shall be exercisable in accordance with the terms of this Section 3 of the Agreement, but in no event shall your options be exercisable after December 31, 2009. If your employment with the Company is terminated by the Company without Cause on or after the vesting date, you or your guardian or legal representative (or your estate or the person who acquires the Options by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period) may exercise your Options, subject to the further provisions of this Agreement, at any time during an Exercise Month that is within the period following such termination until December 31, 2009, but only as to the vested number of Units, if any, that you were entitled to purchase hereunder as of the date your employment so terminates.
     For purposes of this paragraph 3(c), ‘Cause’ means (i) your commission of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an Affiliate (including the unauthorized disclosure of or proprietary material information of the Company or an Affiliate), (ii) your conviction (or a plea of nolo contendere in lieu thereof) of a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) your willful failure to follow the written directions of the Chief Executive Officer of the Company or an Affiliate, management of the Company or an Affiliate, or the board of the Company’s general partner, in the case of executive officers of the Company’s general partner, when such directions are consistent with your customary duties and responsibilities and where your refusal has continued for more than 10 days following written notice; (iv) your willful misconduct as an employee of the Company or an Affiliate which includes your failure to adhere to the Code of Business Conduct and Ethics of the Company’s general partner; (v) your willful failure to render services to the Company or an Affiliate in accordance with your employment arrangement, which failure amounts to a material neglect of your duties to the Company or an Affiliate, or (vi) your substantial dependence, as determined by the Committee, on any drug, immediate precursor or other substance listed on Schedule IV of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended, as determined in the sole discretion of the Committee.”
     2. Paragraph 3(d) of the Agreement (formerly paragraph 3(c)) is amended to read as follows:
     “(d) Other Terminations. If your employment with the Company is terminated for any reason other than as provided in paragraphs 3(a), (b) or (c) above, to the extent the Options are vested on the date of your termination, subject to the further provisions of this Agreement, you or your guardian or legal representative (or your estate or the person who acquires the Options by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period) may exercise the Options at any time during an Exercise Month that is (i) during the three-month period following such termination, if such termination is prior to October 1, 2009, or (ii) during the period following such termination until December 31, 2009, if such termination is after September 30, 2009.”
     3. The last two paragraphs of Section 3 of the Agreement are amended to read as follows:
     “Notwithstanding any of the foregoing, the UARs shall not be exercisable in any event after December 31, 2009.
     Except as provided in paragraphs 3(a), (b) (c) or (d) above, all Options that are not vested on the date of your termination of employment with the Company shall be automatically canceled without payment upon such termination.”

     4. The Agreement shall remain in full force and effect and, as amended by this Amendment, is hereby ratified and affirmed in all respects.
     IN WITNESS WHEREOF, the Company, by its a duly authorized officer, and the Grantee have caused this Amendment to be executed all as of the day and year first above written.

UCO General Partner, LP by its general partner UCO GP, LLC
By:
Name:
Title:

Grantee

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